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                                                                    EXHIBIT 23.3


                         INDEPENDENT AUDITORS' CONSENT

To the shareholder of Neddrill Holding B.V.


     We consent to the use of our report dated February 15, 1996, with respect to the consolidated balance sheets of Neddrill Holding B.V., and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form S-3 Registration Statement of Noble Drilling Corporation dated June 14, 1996. We also consent to the reference to our firm under the heading "Experts" in the prospectus of Noble Drilling Corporation.


                                          KPMG Accountants N.V.

Rotterdam, The Netherlands

June 13, 1996